OMB APPROVAL
OMB  NUMBER:    3235-0287
EXPIRES:    SEPTEMBER  30,  1998
ESTIMATE  AVERAGE  BURDEN
HOURS  PER  RESPONSE    0.5
                                   FORM 4
 CHECK  THIS  BOX  IF  NO  LONGER
SUBJECT  TO  SECTION  16.    FORM  4
OR  FORM  5  OBLIGATIONS  MAY
CONTINUE.    SEE  INSTRUCTION  1(B)
                   U.S. SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.   20549
                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                     Section 17(a) of the Public Utility
 Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of
                                     1940
(Print  or  Type  Responses)
1.    Name  and Address of Reporting Person*     2.  Issuer Name AND Ticker or
Trading  Symbol          6.    Relationship  of  Reporting Person(s) to Issuer
                                 (Check all applicable)
DAWSON-SAMBERG  CAPITAL  MANAGEMENT,  INC.               NETEGRITY, INC.
Director  10%  Owner
          NETE
(Last)  (First)  (Middle)     3.  IRS or Social Security     4.  Statement for
      Officer  (giveX  Other  (specify
      Number  of  Reporting          Month/Year          title below)  below)1
              354 PEQUOT AVENUE      Person (Voluntary)
                         ____________________________
                                              06/98
   (Street)          5  If Amendment,     7.  Individual or Joint/Group Filing
(Check  Applicable  Line)
           Date  of  Original          XForm filed by One Reporting Person
SOUTHPORT,  CT  06490            (Month/Year)     Form filed by More than One
Reporting  Person

   (City)  (State)  (Zip)     TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED,
                     DISPOSED OF, OR BENEFICIALLY OWNED

1.    Title  of  Security         2.  Trans-     3.  Trans-     4.  Securities
Acquired  (A)                      5.  Amount of     6.  Owner-     7.  Nature
(Instr.  3)          action       action     or Disposed of (D)
Securities          ship          of
     Date        Code     (Instr. 3, 4 and 5)                Beneficially
Form:            Indirect
           (Instr.  8)                        Owned at      Direct (D) or
Bene-
     (Month/                                     End of Month           ficial
      Day/                                 (Instr. 3 and 4)      Indirect
Owner-
      Year)                                  (A) or               (I)     ship
                 Code     V     Amount     (D)     Price
(Instr.  4)            (Instr.  4)









FORM 4 (CONTINUED)     TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
OR  BENEFICIALLY  OWNED
     (E.G.,  PUTS,  CALLS,  WARRANTS,  OPTIONS,  CONVERTIBLE  SECURITIES)

          Page  2
               SEC  1474  (7-96)


                                  |FFNY03\CHANGLI\NORMAL\Netegrity Form 4.doc|

1.    Title  of  Derivative  Security        2.  Conver-     3. Trans-     4.
Transac-              5.  Number of Deri-          6.  Date Exer-          7.
Title and Amount of          8.  Price     9.  Number     10.  Owner-     11.
Na-
(Instr. 3)     sion or     action     tion Code          vative Securities
     cisable and          Underlying Securities          of     of Deriv-ative
    ship          ture
     Exercise          Date       (Instr. 8)          Acquired (A) or
Expiration            (Instr. 3 and 4)          Deriv-     Secur-     Form
of  In-direct  Bene-ficial
     Price     (Month/               Disposed of (D)          Date
       ative          ities          of  De-rivative  Secu-         Own-ership
     of     Day/                (Instr. 3, 4, and 5)           (Month/Day/
               Secur-          Bene-ficially  Owned          rity:
     Deriva-tive        Year)                         Year)
ity                    Direct
     Security                                                       (Instr. 5)
                                                             at  End       (D)
or            (Instr.  4)
                                   Date Exer-     Expira-tion          Amount
        of          Indi-
                                             Title          or Number
Month          rect  (I)
               Code     V     (A)     (D)     cisable     Date
       of  Shares                      (Instr.  4)            (Instr. 4)
SERIES D CONVERTIBLE PREFERRED STOCK     N/A     6/8/98     P
833,334(2)          N/A          6/8/98     N/A     COMMON STOCK
833,334(2)          $1.43/SHARE
 WARRANTS     $2.00     6/8/98     P          375,197(2)     N/A
6/8/98         1/7/03     COMMON STOCK     375,197(2)     $.17/SHARE
 SERIES D CONVERTIBLE PREFERRED STOCK     N/A     6/30/98     P
833,333(2)          N/A         6/30/98     N/A     COMMON STOCK
833,333(2)        $1.43/SHARE       3,333,334             (I)
(1)
WARRANTS     $2.00     6/30/98     P          375,196(2)     N/A
6/30/98     1/7/03     COMMON STOCK     375,196(2)       $.17/SHARE
     1,500,786                            (I)                (1)



Explanation  of  Responses:
(1) THE REPORTING PERSON IS AN INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF THE INVESTMENT ADVISERS ACT OF 1940 AND HAS VOTING POWER AND INVESTMENT POWER WITH RESPECT TO SECURITIES IN ITS CLIENTS' ACCOUNTS. THE REPORTING PERSON DISCLAIMS ANY OBLIGATION TO FILE THIS REPORT, AND THIS REPORT SHALL NOT BE DEEMED AN ADMISSION THAT THE REPORTING PERSON IS SUBJECT TO SECTION 16 WITH RESPECT EITHER TO THE ISSUER OR SUCH SECURITIES.

(2) THE REPORTING PERSON DISCLAIMS BENEFICIAL OWNERSHIP OF THESE SECURITIES, AND THIS REPORT SHALL NOT BE DEEMED AN ADMISSION THAT THE REPORTING PERSON IS THE BENEFICIAL OWNER OF SUCH SECURITIES FOR PURPOSES OF RULE 16A-1(A)(1) OR
(A)(2)  OR  FOR  ANY  OTHER  PURPOSE.


**          Intentional misstatements or omissions of facts constitute Federal
Criminal  Violations.
          See  18  U.S.C.  1001  and  15.  U.S.C.  78ff(a).
/S/  AMIEL  M.  PERETZ                              7/2/98
**Signature  of  Reporting  Person                              Date

Note:   File three copies of this Form, one of which must be manually signed.
If  space  is  insufficient,
see  Instruction  6  for  procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.